Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Justin Schoenberg	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4234	510.628.4534
jschoenberg@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON announces PRELIMINARY 4q25 results, provides 2026 Outlook and announces 4q25 earnings call date

●	Expects 4Q25 consolidated operating income to be $135.0 to $145.0 million
●	Expects 4Q25 net income and diluted EPS to be $131.3 to $146.3 million and $4.22 to $4.70, respectively
●	4Q25 diluted EPS includes a benefit of approximately $0.77 due to positive income tax adjustments
●	Expects full year 2026 consolidated operating income to approach the level achieved in full year 2025
●	Repurchased approximately 0.7 million shares in 4Q25

HONOLULU, Hawaii (January 14, 2026) – Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX) today announces preliminary fourth quarter financial results, provides 2026 outlook for consolidated operating income and announces that its fourth quarter earnings call will be held on February 24, 2026.

Matt Cox, Matson’s Chairman and Chief Executive Officer, commented, “Matson had a solid finish to the year with consolidated fourth quarter results that exceeded our expectations. During the quarter, our China service saw higher than expected freight rates and volume driven by strong e-commerce and e-goods demand. Our China service benefited from strong freight demand in our key customer segments as well as a more stable trading environment in the Transpacific tradelane as a result of the U.S.-China trade and economic deal announced on October 30, 2025, which reduced uncertainty regarding tariffs, port entry fees, global trade and other geopolitical factors. Looking ahead, for full year 2026 we expect consolidated operating income to approach the level achieved in full year 2025 based on our expectations of continued solid U.S. consumer demand and a stable trading environment in the Transpacific tradelane.”

Mr. Cox added, “For the fourth quarter 2025, we expect consolidated operating income to be $135.0 to $145.0 million. We also expect fourth quarter 2025 net income and diluted EPS to be $131.3 to $146.3 million and $4.22 to $4.70, respectively. Fourth quarter 2025 diluted EPS includes a benefit of approximately $0.77 per share due to positive income tax adjustments. We will provide more details on our fourth quarter and full year 2025 financial performance and 2026 outlook on our earnings call on February 24, 2026.”

Fourth Quarter Tradelane Volume (Forty-foot equivalent units (FEU)) (1)(2)(3):

For the three months ended December 31, 2025 compared to the three months ended December 31, 2024 and on a FEU basis:

●	Hawaii container volume increased 0.6 percent primarily due to higher general demand;
●	Alaska container volume decreased 3.3 percent primarily due to one less northbound sailing compared to the year ago period, partially offset by higher AAX volume;
●	China container volume was 7.2 percent lower;
●	Guam container volume was 4.4 percent higher primarily due to higher general demand; and
●	Other containers volume increased 11.6 percent.

(1)	Approximate volume included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	China volume includes containers from China and other Asia origins.
(3)	Other containers includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Other Items

●	SSAT Impairment Charge Last Year: In the fourth quarter 2024, operating income, net income and diluted EPS included an impairment charge related to the write-down of a terminal operating lease asset at SSAT, which impacted fourth quarter 2024 operating income, net income and diluted EPS by $18.4 million, $14.0 million and $0.42 per share, respectively.

●	Income Taxes: Income taxes for the fourth quarter 2025 is estimated to be $6.0 to $11.0 million, which implies an effective tax rate for the quarter of 3.9 to 7.7 percent, due to the benefit of positive income tax adjustments. Compared to an effective income tax rate of 22.0 percent, the midpoint of this fourth quarter income taxes range would benefit diluted EPS by approximately $0.77 per share for the quarter.

●	Liquidity and Debt: Matson’s cash and cash equivalents as of December 31, 2025 was approximately $141.9 million, which excluded $532.7 million in cash on deposit within the Capital Construction Fund (“CCF”). Total debt as of December 31, 2025 was $361.2 million.(4)

●	Share Repurchases: During the fourth quarter of 2025, Matson repurchased approximately 0.7 million shares for a total cost of $78.1 million.(5) As of December 31, 2025, the Company had approximately 1.1 million shares remaining in its share repurchase program.

A slide presentation that accompanies this press release is available on the Company's website at www.matson.com, under Investors.

(4)	Total debt is presented before any reduction for deferred loan fees as required by GAAP.
(5)	Includes stock repurchased during the quarter but not settled and taxes on share repurchases that will be paid after the quarter end.

Teleconference and Webcast

A conference call is scheduled on February 24, 2026 at 4:30 p.m. ET when Matt Cox, Chairman and Chief Executive Officer, and Joel Wine, Executive Vice President and Chief Financial Officer, will discuss Matson’s fourth quarter results.

Date of Conference Call:	Tuesday, February 24, 2026
Scheduled Time:	4:30 p.m. ET / 1:30 p.m. PT / 11:30 a.m. HT

The conference call will be broadcast live along with an additional slide presentation on the Company’s website at www.matson.com, under Investors.

Participants may register for the conference call at:

https://register-conf.media-server.com/register/BI2f86b7aed35545c9bacf93a43078cde7

Registered participants will receive the conference call dial-in number and a unique PIN code to access the live event. While not required, it is recommended you join 10 minutes prior to the event starting time. A replay of the conference call will be available approximately two hours after the event by accessing the webcast link at www.matson.com, under Investors.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services. Matson provides a vital lifeline of ocean freight transportation services to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia. Matson also operates premium, expedited services from China to Long Beach, California, which includes transshipment of cargo from other Asia origins, provides service to Okinawa, Japan and various islands in the South Pacific, and operates an international export service from Alaska to Asia. The Company's fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout North America and Asia. Its integrated, logistics services include rail intermodal, highway brokerage, warehousing, freight consolidation, supply chain management, and freight forwarding to Alaska. Additional information about the Company is available at www.matson.com.

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding outlook; operating income; consumer demand; and the trading environment. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to repeal, invalidation, substantial amendment or waiver of the Jones Act or changes in its application, or the Company were determined not to be a United States citizen under the Jones Act; changes in macroeconomic conditions, geopolitical developments, or governmental policies; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; new or increased competition; our relationship with customers and vendors and changes in related agreements; fuel prices, our ability to collect fuel-related surcharges and/or the cost or limited availability of required fuels; evolving regulations and stakeholder expectations related to sustainability matters; timely or successful completion of fleet upgrade initiatives; the Company’s vessel construction agreements with Philly Shipyard; the occurrence of weather, natural disasters, maritime accidents, spill events and other physical and operating risks; transitional and other risks arising from climate change; actual or threatened health epidemics, outbreaks of disease, pandemics or other major health crises; significant operating agreements and leases that may not be renewed/replaced on favorable or acceptable terms; any unexpected dry-docking or repair costs; joint venture relationships; conducting business in foreign shipping markets, including the imposition of tariffs or a change in international trade policies; any delays or cost overruns related to the modernization of terminals; war, actual or threatened terrorist attacks, efforts to combat terrorism and other acts of violence; consummating and integrating acquisitions; work stoppages or other labor disruptions caused by our unionized workers and other workers or their unions in related industries; loss of key personnel or failure to adequately manage human capital; the use of our information technology and communication systems and cybersecurity attacks; changes in our credit profile, disruptions of the credit markets, changes in interest rates and our future financial performance; our ability to access the debt capital markets; continuation of the Title XI and CCF programs; costs to comply with and liability related to numerous safety, environmental, and other laws and regulations; and disputes, legal and other proceedings and government inquiries or investigations. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.